UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2023

Barings Private Credit Corporation
(Exact name of registrant as specified in its charter)

Maryland	814-01397	86-3780522
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 South Tryon Street, Suite 2500 Charlotte, North Carolina	28202
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 805-7200
N/A
(Former name or former address, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:
Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
None	N/A	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On March 6, 2023, Barings Private Credit Corporation (the “Company”), as Borrower, entered into a senior secured revolving credit facility (the “SMBC Credit Facility”) pursuant to a Senior Secured Revolving Credit Agreement (the “Credit Agreement”), with Sumitomo Mitsui Banking Corporation, as administrative agent (in such capacity, the “Administrative Agent”), as lead arranger and as sole bookrunner, and the lenders and issuing banks from time to time party thereto (the “Lenders”).

The initial principal amount of the SMBC Credit Facility is $115,000,000, subject to availability under the borrowing base, which is based on the Company’s portfolio investments and other outstanding indebtedness, with an accordion provision to permit increases to the total facility amount up to $500,000,000, subject to the satisfaction of certain conditions.

Advances under the SMBC Credit Facility initially bear interest at a per annum rate equal to, (i) in the case of U.S. dollar advances, 1.00% per annum plus an “alternate base rate” (as described in the Credit Agreement) in the case of any ABR Loan and 2.00% per annum plus Term SOFR, (ii) in the case of foreign currency advances (other than Sterling), 1.00% per annum plus an “alternate base rate” (as described in the Credit Agreement) in the case of any ABR Loan and 2.00% plus the applicable benchmark in effect for such currency, and (iii) in the case of Sterling advances, 2.00% per annum plus Daily Simple RFR, in each case, depending on the nature of the advances being requested under the SMBC Credit Facility. Commencing on September 6, 2023, the Company will pay an unused fee of 0.50% per annum if the unused facility amount is equal to or exceeds 67%, or 0.375% per annum if the unused facility amount is less than 67%, based on the average daily unused amount of the financing commitments, in addition to certain other fees as agreed between the Company and the Administrative Agent.

Advances under the SMBC Credit Facility are subject to compliance with borrowing base requirements, pursuant to which the amount of funds advanced by the lenders to the Company varies depending upon the types of assets in the Company’s portfolio. Assets must meet certain criteria in order to be included in the borrowing base, and the borrowing base is subject to certain portfolio restrictions including investment size, sector concentrations and investment type.

The SMBC Credit Facility is guaranteed by BPCC Holdings, Inc., a subsidiary of the Company, and will be guaranteed by certain domestic subsidiaries of the Company that are formed or acquired by the Company in the future (collectively, the “Subsidiary Guarantors”). Proceeds of the SMBC Credit Facility may be used for general corporate purposes, including, without limitation, repaying outstanding indebtedness, making distributions, contributions and investments, and acquisition and funding, and such other uses as permitted under the Credit Agreement.

The period during which the Company may borrow under the SMBC Credit Facility expires on March 5, 2027, and the SMBC Credit Facility will mature and all amounts outstanding thereunder must be repaid by March 6, 2028. The SMBC Credit Facility is secured by a perfected first-priority interest in substantially all of the portfolio investments held by the Company and the Subsidiary Guarantors, subject to certain exceptions.

In connection with the SMBC Credit Facility, the Company has made certain customary representations and warranties and is required to comply with various covenants, reporting requirements and other customary requirements for similar facilities. The SMBC Credit Facility contains customary events of default for similar financing transactions, including if a change in control of the Company occurs. Upon the occurrence and during the continuation of certain event of defaults, the Administrative Agent may declare the outstanding advances and all other obligations under the SMBC Credit Facility immediately due and payable.

The description above is only a summary of the material provisions of the Credit Agreement and is qualified in its entirety by reference to a copy of the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in this Current Report on Form 8-K set forth under Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits
Exhibit No.	Description
10.1
Senior Secured Revolving Credit Agreement, by and among the Company, as borrower, Sumitomo Mitsui Banking Corporation, as administrative agent, lead arranger and sole bookrunner, and lenders from time to time party thereto, dated March 6, 2023.*

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*Schedules to this Exhibit have been omitted in accordance with Item 601 of Regulation S-K. The registrant agrees to furnish supplementally a copy of all omitted schedules to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Barings Private Credit Corporation

Date: March 8, 2023	By:	/s/ Jonathan A. Landsberg
Jonathan A. Landsberg
President, Chief Financial Officer & Treasurer